EXHIBIT 99.1

Escalade Reports First Quarter 2022 Results

EVANSVILLE, IN, April 14, 2022 – Escalade, Inc. (NASDAQ: ESCA, or the “Company”), a leading manufacturer and distributor of sporting goods and indoor/outdoor recreational equipment, today announced results for the first quarter 2022.

FIRST QUARTER 2022 HIGHLIGHTS

(As compared to the first quarter 2021)

●	Net Sales increased 22.3% to $72.4 million

●	Organic growth, excluding the contribution from acquisitions was 12.2%

●	Gross margin declined 165 basis points, while Gross Profit increased 15.4%

●	Operating income increased 26.6% to $9.0 million

●	Net income increased to $6.7 million, or $0.49 per diluted share vs. $0.39 per share for Q1 2021

●	Announced $0.15 per share cash dividend to shareholders of record on May 31, 2022

For the three months ended March 19, 2022, Escalade posted net sales of $72.4 million, net income of $6.7 million and diluted earnings per share of $0.49.

During the first quarter Escalade completed its acquisition of Brunswick Billiards®, the largest and oldest provider of billiards tables, game tables, and game room furniture in the United States. The Escalade Board of Directors also approved a 7.1% increase in the quarterly dividend from $0.14 to $0.15.

First quarter 2022 results benefited from strong organic sales growth across the basketball, archery, pickleball, and indoor game categories, together with contributions from the Company’s acquisition of Brunswick Billiards®.

Gross margin declined 165 basis points due to continued challenges related to the global supply chain, raw materials cost inflation and labor constraints. Tight overhead cost control led to a 26.6% increase in operating income. A marginally higher tax rate and 2.7% smaller share base contributed to a 22.3% increase in net income and 25.4% increase in diluted EPS.

Three Year Quarterly Comparison

	Three Months Ended
All Amounts in Thousands	March 19, 2022	March 20, 2021	March 21, 2020

Net sales	$72,380	$59,191	$37,289
Cost of products sold	52,261	41,757	27,074
Gross Profit	20,119	17,434	10,215
	27.8%	29.5%	27.4%

Operating Income	9,023	7,129	2,424

Net Income	6,654	5,442	1,951

Diluted earnings per share	$0.49	$0.39	$0.14

Average Shares Outstanding	13,509	13,880	14,118

“We are very pleased with the results in Q1,” stated Walter P. Glazer, Jr., President and CEO of Escalade. “Nearly all categories performed very well which validates the strength of our brand portfolio and consumer acceptance of our range of products. Our product teams continue to innovate and bring compelling sporting goods, games, and related items to market while our sourcing and logistics professionals navigate the challenging global supply chain. We continue to ‘onshore’ items we can produce in our domestic manufacturing facilities and remain focused on the integration of the Brunswick acquisition, which we expect will be accretive to earnings beginning in the second half of 2022.”

“The first quarter was positively impacted by sales pulled forward from Q2 and favorable mix. In the near term, we anticipate continued supply chain pressures, including delays and excess logistics costs. We are also carefully monitoring point of sale data along with consumer behavior and sentiment, given rising interest rates, inflation, and geopolitical uncertainty,” continued Glazer. “We have seen a slowdown in demand for fitness products following unsustainable growth over the past two years. Longer term, we believe consumers will continue to value the positive experiences and memories created with the fun, healthy activities they can enjoy with the Escalade lifestyle,” concluded Glazer.

Net sales for the first quarter of 2022 were $72.4 million compared to net sales of $59.2 million for the same quarter in 2021, an increase of $13.2 million or 22.3%.

Gross margin for the first quarter of 2022 was 27.8%, compared to 29.5% for the same period in the prior year. Gross profit for the first quarter of 2022 was $20.1 million compared to gross profit of $17.4 million for the same quarter in 2021.

Selling, general and administrative expenses (SG&A) were $10.5 million for the quarter compared to $9.9 million for the same period in the prior year, an increase of $0.6 million or 6.6%. SG&A, as a percent of sales, for the first quarter of 2022 decreased to 14.5% from 16.7% reported for the same period prior year.

Operating income for the first quarter of 2022 was $9.0 million compared to operating income of $7.1 million for the same period in the prior year.

Net income for the first quarter of 2022 was $6.7 million, or $0.49 diluted earnings per share compared to net income of $5.4 million, or $0.39 diluted earnings per share for the same quarter in 2021.

The Company announced a quarterly dividend of $0.15 per share to be paid to all shareholders of record on May 31, 2022 and disbursed on June 7, 2022.

CONFERENCE CALL

A conference call will be held Thursday, April 14, 2022, at 11:00 a.m. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of Escalade’s website at www.escaladeinc.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	877-407-0792
International Live:	201-689-8263

To listen to a replay of the teleconference, which subsequently will be available through April 28, 2022:

Domestic Replay:	844-512-2921
International Replay:	412-317-6671
Conference ID:	13728194

ABOUT ESCALADE, INC

Founded in 1922, and headquartered in Evansville, Indiana, Escalade designs, manufactures, and sells sporting goods, fitness, and indoor/outdoor recreation equipment.  Our mission is to connect family and friends creating lasting memories. Leaders in our respective categories, Escalade’s brands include Brunswick Billiards®; STIGA® table tennis; Accudart®; RAVE Sports® water recreation; Victory Tailgate® custom games; Onix® pickleball; Goalrilla™ basketball; Lifeline® fitness; Woodplay® playsets; and Bear® Archery. Escalade’s products are available online and at leading retailers nationwide. For more information about Escalade’s many brands, history, financials, and governance please visit www.escaladeinc.com.

INVESTOR RELATIONS CONTACT

Patrick Griffin

Vice President - Corporate Development & Investor Relations

812-467-1358

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to: specific and overall impacts of the COVID-19 global pandemic on Escalade’s financial condition and results of operations; the impact of competitive products and pricing; product demand and market acceptance; new product development; Escalade’s ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus; Escalade’s ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures or discontinuances of certain operations, assets, brands, and products; the continuation and development of key customer, supplier, licensing and other business relationships; Escalade’s ability to develop and implement our own direct to consumer e-commerce distribution channel; Escalade’s ability to successfully negotiate the shifting retail environment and changes in consumer buying habits; the financial health of our customers; disruptions or delays in our business operations, including without limitation disruptions or delays in our supply chain, arising from political unrest, war, labor strikes, natural disasters, public health crises such as the coronavirus pandemic, and other events and circumstances beyond our control; Escalade’s ability to control costs; Escalade’s ability to successfully implement actions to lessen the potential impacts of tariffs and other trade restrictions applicable to our products and raw materials, including impacts on the costs of producing our goods, importing products and materials into our markets for sale, and on the pricing of our products; general economic conditions; fluctuation in operating results; changes in foreign currency exchange rates; changes in the securities markets; continued listing of the Company’s common stock on the NASDAQ Global Market and/or inclusion in market indices such as the Russell 2000; Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing; the availability, integration and effective operation of information systems and other technology, and the potential interruption of such systems or technology; risks related to data security of privacy breaches; and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries

Consolidated Statements of Operations

(Unaudited, In Thousands Except Per Share Data)

	Three Months Ended
All Amounts in Thousands Except Per Share Data	March 19, 2022	March 20, 2021

Net sales	$72,380	$59,191

Costs and Expenses
Cost of products sold	52,261	41,757
Selling, administrative and general expenses	10,526	9,876
Amortization	570	429

Operating Income	9,023	7,129

Other Income (Expense)
Interest expense	(560)	(234)
Other income	43	35

Income Before Income Taxes	8,506	6,930

Provision for Income Taxes	1,852	1,488

Net Income	$6,654	$5,442

Earnings Per Share Data:
Basic earnings per share	$0.49	$0.39
Diluted earnings per share	$0.49	$0.39

Dividends declared	$0.15	$0.14

Consolidated Balance Sheets

(Unaudited, In Thousands)

All Amounts in Thousands Except Share Information	March 19, 2022	December 25, 2021	March 20, 2021
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,392	$4,374	$5,879
Receivables, less allowance of $566; $457; and $954; respectively	67,301	65,991	54,475
Inventories	114,605	92,382	91,425
Prepaid expenses	12,716	7,569	4,044
Prepaid income tax	--	739	--
TOTAL CURRENT ASSETS	201,014	171,055	155,823

Property, plant and equipment, net	28,812	24,936	18,962
Operating lease right-of-use assets	1,896	2,210	2,147
Intangible assets, net	36,208	20,778	22,216
Goodwill	38,837	32,695	32,695
Other assets	294	124	117
TOTAL ASSETS	$307,061	$251,798	$231,960

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$7,143	$7,143	$--
Trade accounts payable	27,378	15,847	22,708
Accrued liabilities	19,875	24,385	12,194
Income tax payable	1,087	--	1,456
Current operating lease liabilities	604	818	1,310
TOTAL CURRENT LIABILITIES	56,087	48,193	37,668

Other Liabilities:
Long‑term debt	92,850	50,396	46,907
Deferred income tax liability	4,759	4,759	4,193
Operating lease liabilities	1,298	1,387	844
Other liabilities	448	448	448
TOTAL LIABILITIES	155,442	105,183	90,060

Stockholders' Equity:
Preferred stock:
Authorized 1,000,000 shares; no par value, none issued
Common stock:
Authorized 30,000,000 shares; no par value, issued and outstanding – 13,585,096; 13,493,332; and 13,924,754; shares respectively	13,585	13,493	13,925
Retained earnings	138,034	133,122	127,975
TOTAL STOCKHOLDERS' EQUITY	151,619	146,615	141,900
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$307,061	$251,798	$231,960